EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 6, 2012, with respect to the statements of condition including the related portfolios of REIT Income Portfolio 2012-4, Diversified Healthcare Portfolio, Series 61, Energy Portfolio, Series 44, Financial Institutions Portfolio, Series 56 and Utility Income Portfolio, Series 41 (included in Van Kampen Unit Trusts, Series 1273) as of November 6, 2012, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-183856) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
November 6, 2012